Exhibit 10.22

One Penn Plaza, 35th Floor, New York, NY 10119
Phone: 212-845-8200 Fax: 212-845-8250

January 5, 2018

Ms. Barbara A. Wood

Re:    Separation Agreement and General Release

Dear Barbara:

This letter agreement (the “Letter Agreement”) confirms our agreement concerning your separation from Ophthotech Corporation (“Ophthotech” or the “Company”). Subject to the terms of this Letter Agreement, your employment will end effective on the earliest of (i) March 31, 2018, (ii) such date as may be mutually agreed between you and the Company, and (iii) such date as the Company terminates your employment for Cause, as that term is defined in the February 20, 2015 severance benefits agreement between you and the Company (the “Severance Agreement”) (as applicable, the “Separation Date”). By signing a copy of this Letter Agreement in the space provided below, you agree to the terms and conditions set forth herein.
A.Transition Period. The period between the Agreement Effective Date (as defined in Paragraph F.5 below) and the Separation Date will be a transition period (the “Transition Period”), during which you will continue to work on a full-time basis, and, at the direction of the Company, assist as requested and in a timely, professional and cooperative manner with transitioning your duties and responsibilities. During the Transition Period, you will continue to receive your current base salary and may continue to participate in the Company’s benefit plans to the extent you remain eligible (and pursuant to the terms and conditions of such plans). In the event the Company terminates your employment for Cause, you will not be eligible to receive the payments and benefits described in Paragraph B of this Letter Agreement, nor will you receive any further salary payments, benefits, or other compensation from the Company following your termination from employment, except as and to the extent required by law.
B.The Company’s Obligations. In exchange for your (a) timely execution and return (as set forth in Paragraph F.6 below), and non-revocation, of this Letter Agreement, (b) compliance with the terms of this Letter Agreement, and (c) timely execution and return (as set forth in Paragraph F.6 below), and non-revocation, of the Reaffirmation of Letter Agreement attached as Exhibit A (the “Reaffirmation”), the Company will, provided you remain eligible pursuant to Paragraph A above, provide you with the following payments and benefits:

1.
Pursuant to their terms, any stock option and restricted stock unit awards granted to you by the Company that are unvested as of the Separation Date will terminate effective as of such date. If you execute and do not revoke the Reaffirmation, then immediately following the Reaffirmation Effective Date (as defined in Paragraph F.6 below), the exercise period for your outstanding stock options will be extended such that the stock options in which you have vested as of the Separation Date will remain exercisable for a period of one year following the Separation Date (but in no event shall such exercise period be extended to later than the final exercise date (as described in any applicable agreement governing the stock option award). You understand that any option subject to this extended exercise period shall cease to be treated for tax purposes as an incentive stock option effective as of the date hereof.

2.	The Company will provide you with a severance payment (“Severance Payment”). The Severance Payment shall consist of:

i.	a lump sum payment in the amount of $404,620, consisting of twelve (12) months of your current base salary; and

ii.	a lump sum payment in an amount equal to the pro-rated portion, as of the Separation Date, of your Target Bonus (as such term is defined in the Severance Agreement).
Section 4(a) of the Severance Agreement (Code Section 409A) shall govern any payment under this Letter Agreement.
Except as provided for in this Paragraph B.2, both the Severance Agreement and the letter outlining the terms of your offer of employment with the Company dated October 21, 2013 and revised October 22, 2013 (the “Offer Letter”) are of no further force or effect.

3.
Your group medical and dental coverage will continue through the last date of the month in which your Separation Date occurs. You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

Provided you timely elect COBRA continuation coverage, the Company will reimburse you for the monthly premium to continue such coverage for the lesser of (i) the twelve (12) full calendar months immediately following the last day of the calendar month in which your Separation Date occurs; and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. For the avoidance of doubt, such reimbursement of monthly premiums shall be subject to Section 4(a) of the Severance Agreement (Code Section 409A).

4.
The Company will allow you to retain the cellphone that the Company previously provided to you in connection with your employment (the “Cellphone”), provided that following the Separation Date you will need to immediately transfer the telephone number to your own mobile service, as the Company will not continue to pay for service following the Separation Date. Notwithstanding the foregoing, you acknowledge and agree that you must return the Cellphone to the Company immediately if you revoke this Letter Agreement, or if you do not timely sign and return the Reaffirmation, or if you revoke the Reaffirmation.

5.
All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. The Severance Payment will be made in one lump sum in accordance with the Company’s normal payroll practices, no later than the second regular payroll date following the Reaffirmation Effective Date. In accordance with its normal payroll practices, the Company will mail to the address listed above (or such other address as you have provided in writing to the Company’s Human Resources Department) an IRS Form W-2 (a) following the end of 2018, covering compensation you received in 2018, inclusive of the Severance Payment and any COBRA reimbursement payments received in 2018 and (b) following the end of 2019, covering any COBRA reimbursement payments received in 2019.

C.Your Obligations. In exchange for the consideration set forth in this Letter Agreement, including without limitation the Company providing you with the payments and benefits described in Paragraph B, above, to which you are not otherwise entitled, you voluntarily agree to the following:

1.
You, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as “Releasor”), forever release and discharge the Company and any and all of the Company’s past and present affiliates, parent entities, subsidiaries, divisions, offices, branches, assets, employee benefit plans, funds, investment funds, successors and assigns, and any and all of its and their past and present officers, directors, partners, members, shareholders, agents, attorneys, employees, agents, trustees, fiduciaries, representatives, administrators, successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of the world up to and including the date you sign this Letter Agreement based on your employment with the Company and the termination of your employment (other than claims you may have based upon your rights under this Letter Agreement).

2.	Without limiting the generality of the foregoing general release, by signing this Letter Agreement you agree that you are releasing Releasees from any and all claims arising out of your employment with the Company, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Employee Retirement Income Security Act of 1974 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law (all as amended), and any other applicable federal, state or local statute; (ii) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim sounding in tort, common law or contract (express or implied)(including without limitation any claims under the Severance Agreement or the Offer Letter), wrongful discharge, whistleblowing, detrimental reliance, or defamation; (iv) any claim based on the Stock Grants; and (v) any claim for attorney’s fees, costs, disbursements, emotional distress, compensatory and/or punitive damages and/or the like.

3.
You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Letter Agreement and which, if known or suspected at the time you execute this Letter Agreement, may have materially affected this Letter Agreement and your decision to enter into it. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

4.
You represent and warrant that, except as otherwise permitted below, you have maintained in the strictest confidence all information relating to the Company and/or the Releasees and their respective business that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company. All of the foregoing shall be deemed “Confidential Information.” You agree that you will maintain in the strictest confidence all Confidential Information, except as set forth below. In addition, you hereby acknowledge and affirm your post-termination obligations under the Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement between you and the Company dated October 23, 2013 (the “Covenant Agreement”), which are expressly incorporated herein. Notwithstanding the foregoing, however, nothing in the Covenant Agreement, this Letter Agreement or elsewhere shall be interpreted to (i) restrict your ability, after you cease to be an employee of the Company, to practice law, in violation of New York Rule of Professional Conduct 5.6 or other applicable rules of professional conduct; or (y) expand the scope of your duty to maintain privileged or confidential information obtained in connection with the your role as counsel for the Company beyond what is permitted under New York Rules of Professional Conduct 1.6 and 1.9, or other applicable rules of professional conduct.

5.
You agree that you have not and in the future will not, except as otherwise permitted below, disclose to any other person or entity (directly or indirectly), Confidential Information, except (a) as may be required pursuant to a valid subpoena, a request by a government agency (including but not limited to the United States Equal Employment Opportunity Commission (“EEOC”) or the Securities and Exchange Commission (“SEC”)) in connection with any charge filed, investigation or proceeding or as otherwise required by law; and (b) to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Letter Agreement and they agree to maintain its confidentiality. You further agree that you will not solicit or initiate any demand or request by others for the disclosure of Confidential Information; or encourage or induce any other person to make any statement or disclosure of Confidential Information. In the event that you receive an inquiry from the press or otherwise that could potentially call for the disclosure of Confidential Information, you will respond to the inquiry, if at all, by stating “I cannot comment,” or words to that effect.

6.
To the extent permitted by law, you will cooperate fully with the Company, and provide assistance to the Company, in connection with (a) the orderly transition of all of your responsibilities and matters, (b) any pending or future litigation, administrative proceeding, or investigatory matter, and (c) any other matters for which you were responsible or with respect to which your knowledge may be of assistance to the Company. You further agree that, in the event you are subpoenaed by any person or entity to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, you will give prompt written notice of such request (other than in the event of a subpoena issued by a government agency) to the Company’s Head of Human Resources, at the address above to allow the Company a reasonable opportunity to first contest the right of the requesting person or entity to such disclosure. Nothing in this Letter Agreement shall preclude you from responding truthfully to a valid subpoena. You agree to provide such cooperation and assistance as requested by the Company, subject to the reasonable efforts of the Company to accommodate any new employment obligations you may have, and the Company shall reimburse you for your reasonable out-of-pocket expenses in connection therewith. For the avoidance of doubt, nothing in this Paragraph or elsewhere in the Agreement is intended in any way to prevent you from testifying fully and truthfully in any action or proceeding or in connection with any regulatory matter.

7.
You agree that you have not and will not, except as otherwise permitted below, make any disparaging, critical or otherwise detrimental statements (orally or in writing) to any person or entity concerning the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, its and their business affairs or financial condition, the circumstances surrounding your employment and separation from the Company. For purposes of this Letter Agreement, the term “disparage” shall mean any oral or written statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation, and includes, without limitation, comments or statements to the press and/or media, including, but not limited to, print journalists, press interviews or statements, newspapers, radio, television, cable, satellite programs, or Internet media (including blogs, web pages, web posts, email, and or “chat programs”), or to the Company, its officers, directors, employees, affiliates, customers, clients, or any person or entity with which the Company has a business relationship which would: (a) adversely affect in any manner the conduct of the business of the Company or the Company’s business relationships; (b) adversely affect in any manner the business reputation of the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship; (c) induce or encourage others, to disparage the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship.

8.
Nothing in this agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, nothing contained in this Letter Agreement shall prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the EEOC, or other federal, state or local fair employment practices agency, except that you understand and agree that you will not be able to recover monetary or equitable relief of any kind from Releasees in connection with any such charged filed by you or on your behalf in connection with any action filed by a third party with respect to the claims you are waiving in this Letter Agreement. Additionally, nothing in this Letter Agreement shall constitute a waiver of claims arising after the date you sign it; claims that cannot be waived by law; any right to make any disclosure to or cooperate with the United States Securities and Exchange Commission (“SEC”) pursuant to Section 21F(b) of the Securities and Exchange Act or to receive a reward from the SEC in connection therewith; claims for accrued, vested benefits under any employee pension plan of the Company in accordance with the terms of the official plan documents and applicable law; claims for reimbursement through the Company’s Flexible Spending Account Program; claims for benefits under the Company’s group medical, vision and dental and disability plans in accordance with the terms of such plans and applicable law; or any rights you may have to indemnification under the Company’s Certificate of Incorporation and by-laws, any applicable Directors and Officers insurance policy, written indemnification agreement with the Company and any applicable laws (recognizing that such indemnification is not guaranteed by this Letter Agreement and shall be governed by the instrument or law, if any, providing for such indemnification).

9.
Notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

10.
You agree to return to the undersigned immediately upon request, but in no event later than the Separation Date, all property of the Company and/or any of the other Releasees that you have, including but not limited to records and materials, business and client information and files, cardkey access to Company offices, remote access card, desktop and laptop computer, keys, and corporate credit cards, but with the exception of the Company Cellphone, as set forth above.

11.
You acknowledge that apart from the payments and benefits that will be provided to you as set forth in this Letter Agreement, you have received all compensation, wages, bonuses, severance or termination pay, stock options, restricted stock units, equity grants, commissions, notice period, leave and/or benefits to which you may have been entitled to under any law, policy or plan of or sponsored by the Company, or pursuant to any prior agreement with the Company and that no other payments or benefits are due or owing to you except as set forth in this Letter Agreement, including any severance payment or benefits under the Severance Agreement or the Offer Letter. You further affirm that you have had no known workplace injuries or occupational diseases.

D.Mutual Understandings. The parties mutually agree to the following provisions:

1.
It is the Company’s policy not to provide the reasons for any employee’s departure unless required by law. Therefore, any prospective employer who makes an inquiry to the Human Resources Department about your employment shall contact the Company’s Head of Human Resources or her designee, who will confirm only the dates of your employment, the positions you held, and your compensation (provided that compensation information will be provided only if you submit written authorization releasing this information to the Company’s Head of Human Resources or her designee or to the extent required by subpoena, court order or law).

2.
Notwithstanding the foregoing Paragraph D.1, nothing herein shall limit the Company’s ability to make any disclosures required by the securities laws or the rules and regulations of the SEC or of any stock exchange on which the Company’s shares are listed, including (a) the filing of a Current Report on Form 8-K to disclose the fact of your separation and the financial arrangements memorialized hereby , (b) the inclusion of information regarding compensation paid to you as required in any filing with the SEC made by the Company and (c) the filing of this Agreement as an exhibit to the Company’s periodic reports filed pursuant to the Securities Exchange Act.

3.
Nothing herein is intended to or shall be deemed to constitute an admission that the Company or any of the other Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise. Neither this Letter Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Letter Agreement. Moreover, by signing this Letter Agreement you acknowledge that you are not aware of any wrongdoing or fraudulent or unlawful conduct on the part of the Company or the Releasees.

4.
In the event that any provision of this Letter Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any provision contained in this Letter Agreement is held to be excessively broad as to duration, scope, activity or subject, that provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

5.
This Letter Agreement, together with any attachments and exhibits hereto, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or portions thereof expressly described herein as imposing continuing rights and obligations. You represent that in executing this Letter Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Letter Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

6.
This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, except as may be preempted by federal law. This Letter Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

E.Obligations Unrelated to This Letter Agreement. Regardless of whether you sign this Letter Agreement, you and the Releasees will have the following rights and obligations:

1.
You will be paid for your final wages accrued through the Separation Date and for all accrued vacation days that remain unused as of the Separation Date, with such payment occurring within the time permitted by applicable law.

2.
Your participation in the Company’s 401(k)/retirement plan(s) will cease on the Separation Date. You will receive any accrued vested benefits under this plan(s) in accordance with the terms of the plan and applicable law. Separate information will be given to you regarding these benefits

3.
Your group medical and dental coverage will continue through the last date of the month in which your Separation Date occurs. You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by COBRA. In the event you do not sign this Letter Agreement, you may elect such continuation coverage, but the coverage would be solely at your own cost without reimbursement from the Company for any part thereof. All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

4.
Pursuant to their terms, any stock option and restricted stock unit awards granted to you by the Company that are unvested as of the Separation Date will terminate effective as of such date. Any outstanding stock option awards granted to you by the Company that are vested as of the Separation Date will remain exercisable for a period of three (3) months from your Separation Date (but no later than the final exercise date (as described in any applicable agreement governing the stock option award).

F.Consideration and Revocation Periods. By signing this Letter Agreement in the space provided below and returning it to the undersigned, you are confirming your acceptance of the terms and conditions set forth herein, and you are acknowledging the following:

1.
The obligations as set out in this Letter Agreement represent a complete waiver and release of all rights and claims that you have or may have against the Releasees, as provided in Paragraph C.1 above. Accordingly, you should review it carefully before signing it. Likewise, the Reaffirmation attached as Exhibit A reaffirms this waiver and release as of the date you sign the Reaffirmation.

2.
You are being provided with at least twenty-one (21) days from your receipt of this Letter Agreement to consider its meaning and effect and to determine whether or not you wish to enter into it, and to consider the meaning and effect of the Reaffirmation and determine whether or not you wish to enter into it. You are advised to consult with an attorney of your choice before signing this Letter Agreement and the Reaffirmation

3.	To accept this Letter Agreement and the Reaffirmation you must timely sign each one and deliver each to Amy Sheehan, at the address above.

4.	By signing this Letter Agreement, you acknowledge that you are receiving consideration beyond that to which you would otherwise be entitled. You further acknowledge that you have carefully read this Letter Agreement in its entirety, you have had an opportunity to consider the terms of this Letter Agreement for at least twenty-one (21) days, you fully understand the significance of all the terms and conditions of this Letter Agreement and have had a reasonable opportunity to discuss them with an attorney of your choice, and you are signing this Letter Agreement voluntarily and of your own free will and agreeing to all the terms and conditions contained herein.

5.
In addition, you may take seven (7) days after signing this Letter Agreement to revoke your signature (such period, the “Letter Agreement Revocation Period”). This Letter Agreement will not become effective until after you sign this Letter Agreement and the Revocation Period expires without revocation (the “Agreement Effective Date”). Any revocation of this Letter Agreement must be in writing and delivered personally or by overnight courier to Amy Sheehan, in which event this Letter Agreement will become null and void and your employment with the Company will terminate immediately.

6.
You acknowledge that you received this Letter Agreement on January 5, 2018. You understand that this Letter Agreement shall be of no force or effect, and that you shall not be eligible for the consideration described herein, unless you sign and return this Letter Agreement on or before January 27, 2018, and do not revoke your acceptance during the Letter Agreement Revocation Period. Further, you acknowledge that you will not be eligible to receive the payments and benefits described in Paragraph B above unless you also sign and return the Reaffirmation (i) on, but not before, the Separation Date (if the Separation Date is after January 27, 2018, or (ii) no earlier than the Separation Date, but no later than January 27, 2018, and do not revoke your Reaffirmation in the subsequent seven (7) day period (such period, the “Reaffirmation Revocation Period”) (the day immediately following expiration of such revocation period is the “Reaffirmation Effective Date”).

We wish you the best in your future endeavors.

Sincerely yours,

/s/ Amy R. Sheehan

Amy Sheehan
Senior Vice President & Chief Human Resources Officer
Ophthotech

I hereby agree to the terms and conditions set forth above. I understand that the payments and benefits described in Paragraph B are conditioned upon my timely execution, return and non-revocation of the Reaffirmation.
Agreed to and Accepted by:

/s/ Barbara A. Wood_____
Barbara A. Wood

Date: 5 January 2018

Exhibit A

Reaffirmation of Letter Agreement
I hereby reaffirm as of the date below my agreement to the terms and conditions set forth in the Letter Agreement dated January 5, 2018 between me and the Company (the “Letter Agreement”) to which this Reaffirmation is attached as Exhibit A, including, without limitation, the release of claims set forth in Paragraph C thereof. I also agree and acknowledge that apart from the payments and benefits that will be provided to me as set forth in the Letter Agreement, I have received all compensation, wages, bonuses, severance or termination pay, stock options, restricted stock units, equity grants, commissions, notice period, leave and/or benefits to which I may have been entitled under any law, policy or plan of or sponsored by the Company, or pursuant to any prior agreement with the Company and that no other payments or benefits are due or owing to me except as set forth in the Letter Agreement. I further affirm that I have had no known workplace injuries or occupational diseases. I further confirm that I have complied with all of the provisions of the Letter Agreement to date.
By signing hereunder, I acknowledge that I have had a chance to consider this Reaffirmation for at least twenty-one (21) days, that I fully understand the significance of this Reaffirmation and have been advised in writing to discuss it with an attorney of my choice, and that I am signing this Reaffirmation voluntarily and of my own free will. In addition, I understand that I may take seven (7) days after signing this Reaffirmation to revoke my signature, and that this Reaffirmation will not become effective until after I sign it and the Reaffirmation Revocation Period (as defined in the Letter Agreement) expires without revocation.
I hereby provide this Reaffirmation as of the date below and acknowledge that the execution of this Reaffirmation is in further consideration of the payments and benefits that will be provided to me as set forth in the Letter Agreement, to which I acknowledge I would not be entitled if I did not enter into this Reaffirmation. I intend that this Reaffirmation become binding upon me if I do not revoke my acceptance in seven (7) days.
______________________________            _________________________
Barbara A. Wood                        Date